Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 33-27949, File No. 33-62773 and File No. 333-143322) on Forms S-8, (File No. 333-157464, File No. 333-176982 and File No. 333-183266) on Forms S-3, and on Form S3-D (File No. 333-178694) of our report, dated March 15, 2016, relating to our audit of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Form 10-K of MidSouth Bancorp, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
March 15, 2016